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                                                                   EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 5, 1996, except for Note 12, which is as of September 11, 1996, relating to the consolidated financial statements of United Dental Care, Inc., our report dated February 26, 1996 relating to the combined financial statements of Associated Health Plans, Inc. and Associated Companies, Inc., and our report dated September 26, 1996 relating to the combined financial statements of UICI Dental Companies, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Dallas, Texas

September 27, 1996